UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ENTRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Press Release

FOR IMMEDIATE RELEASE

ENTRUST FILES INVESTOR PRESENTATION

Urges Shareholders to Vote FOR the $2.00 Per Share Cash Amended Merger Agreement

with Thoma Bravo

DALLAS – July 16, 2009 – Entrust [NASDAQ: ENTU], a world leader in securing digital identities and information, today filed an investor presentation with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s amended merger agreement with an affiliate of Thoma Bravo, LLC (“Thoma Bravo”), under which Thoma Bravo will acquire all of the outstanding shares of Entrust for $2.00 per share in cash.

The Company’s presentation is available on the Investor Relations section of the Company’s Web site at www.entrust.com/investor/thoma-bravo.htm or at the SEC’s Web site at www.sec.gov.

The Company’s board of directors urges stockholders of Entrust to vote FOR the amended merger agreement – by telephone, Internet or by signing, dating and returning the Company’s proxy card today.

Any Entrust stockholders who have questions or require assistance voting their shares should contact the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 825-8772.

Additional Information and Where You Can Find It

In connection with the proposed transaction, Entrust has filed a proxy statement and relevant documents concerning the proposed transaction with the SEC. Investors and security holders of Entrust are urged to read the proxy statement and any other relevant documents filed with the SEC because they will contain important information about Entrust and the proposed transaction. The proxy statement and any other documents filed by Entrust with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Entrust by contacting Entrust Investor Relations at david.rockvam@entrust.com or via telephone at 972-728-0424. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Entrust and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Entrust’s stockholders in connection with the transaction. Information regarding the interests of such directors and executive officers (which may be different then those of Entrust’s stockholders generally) is included in Entrust’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Entrust’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations Entrust, at entrust.com\investor.

About Entrust

Entrust [NASDAQ: ENTU] secures digital identities and information for consumers, enterprises and governments in more than 2,000 organizations spanning 60 countries. Leveraging a layered security approach to address growing risks, Entrust solutions help secure the most common digital identity and information protection pain points in an organization. These include SSL, authentication, fraud detection, shared data protection and e-mail security. For information, call 888-690-2424, e-mail Entrust@Entrust.com or visit www.Entrust.com.

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks or registered trademarks of Entrust, Inc. or Entrust Limited. All other company and product names are trademarks or registered trademarks of their respective owners.

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ENTRUST CONTACTS:

David E. Rockvam

Chief Marketing Officer & Investor Relations

972-728-0424

david.rockvam@entrust.com

Matt Sherman / Ed Trissel

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

msherman@joelefrank.com/ etrissel@joelefrank.com